AMENDATORY AGREEMENT entered into as of the 16th day of May 2002 by and between Citizens Communications Company, a Delaware corporation with offices at 3 High Ridge Park, Stamford, CT 06905 (the "Company") and Leonard Tow, an individual residing at 160 Lantern Ridge Road, New Canaan, CT 06840 (the "Executive").

                                    RECITALS

     A. Under date as of October 1, 2000, the Company and Executive entered into an agreement (the "Employment Agreement") pursuant to which the Company employed Executive as its chief executive officer for the period October 1, 2000 to December 31, 2005, subject to prior termination as provided in the Employment Agreement.

     B. The Company has requested Executive to extend the term of the Employment Agreement for an additional one-year period so that same expires on December 31, 2006 rather than December 31, 2005.

     C. Executive is agreeable to the extension of the Employment Agreement as provided in Recital B, subject to the grant and issuance to Executive of 250,000 restricted shares of the Company's Common Stock and options to acquire 500,000 shares of the Company's Common Stock, which Company is willing to grant and issue under the terms and provisions provided for herein, which terms and provisions are acceptable to Executive.

     NOW THEREFORE, for good and valuable consideration, each to the other paid and the receipt of adequacy of which is mutually acknowledged, it is agreed as follows:

1. Section 2 of the Employment Agreement is modified to provide that the term of the Employment Agreement is deemed to commence on October 1, 2000 and expire on December 31, 2006.

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2.   (a) Subsection bA of Section 3 is modified to delete the date "December 31,
     2005" and insert in its place the date "December 31, 2006".

     (b) Subsection bA {i} is modified by deleting the dates "December 31, 2005" and "2005" respectively in the introductory paragraph thereof and substituting therefore the dates "December 31, 2006" and "2006" and adding calendar year 2006 as an additional fiscal year in the listing of fiscal years with a corresponding "Applicable Percentage" of 25.

3. Effective upon the execution of this Amendment: (a) Executive is to be issued options to acquire 500,000 shares of the Common Stock of the Company under and pursuant to the Company's 2000 Management Equity Incentive Plan (the "Incentive Plan") at the price of $ 9.52 per share being the average of the highest price and the lowest price at which such shares traded this day on the New York Stock Exchange; (b) Executive is to be issued 250,000 shares of the Company's Common Stock which are to be Restricted Shares and be characterized as and having the same restrictions and benefits as the Additional Restricted Shares referenced in the Employment Agreement as modified by this Amendatory Agreement, except that the provisions of
     Section 3 bA {i}, {ii} and {iii} relating to meeting an EBIDTA test and the "Further Reduction" referenced in the Employment Agreement shall not be applicable to these 250,000 shares.

     The aforesaid options are to vest immediately upon the execution of this Amendatory Agreement and to have a duration of ten years from this day, the date of grant, and are exercisable at any time and from time-to-time during said ten year period.

4. Except as modified herein, the Employment Agreement is ratified and confirmed.

                         CITIZENS COMMUNICATIONS COMPANY

                       By: /s/ Leonard Tow
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                           -------------------------------
                                    Leonard Tow